As filed with the Securities and Exchange Commission on June 30, 2025

Registration No. 333-222740

Registration No. 333-249929

Registration No. 333-266224

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No 1.

To:

Form S-8 Registration Statement No. 333-222740

Form S-8 Registration Statement No. 333-249929

Form S-8 Registration Statement No. 333-266224

UNDER

THE SECURITIES ACT OF 1933

PLAYAGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	46-3698600
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

6775 S. Edmond St., Suite #300

Las Vegas, Nevada 89118

(702) 722-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PlayAGS, Inc. Omnibus Incentive Plan, as amended

AP Gaming Holdco, Inc. 2014 Long-Term Incentive Plan

(Full titles of the plans)

Rob Ziems

PlayAGS, Inc.

6775 S. Edmond St., Suite #300

Las Vegas, Nevada 89118

(702) 722-6700

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Zoey Hitzert

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

(212) 909-3324

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of PlayAGS, Inc., a Nevada corporation (the “Registrant” or the “Company”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”), and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement:

•

Registration File No. 333-222740, filed with the SEC on January 29, 2018, registering 3,500,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) issuable under the AP Gaming Holdco, Inc. 2014 Long-Term Incentive Plan and the PlayAGS, Inc. Omnibus Incentive Plan (as amended, the “Omnibus Incentive Plan”);

•	Registration File No. 333-249929, filed with the SEC on November 6, 2020, registering 3,000,000 shares of Common Stock issuable under the Omnibus Incentive Plan; and

•	Registration File No. 333-266224, filed with the SEC on July 19, 2022, registering 5,000,000 shares of Common Stock issuable under the Omnibus Incentive Plan.

On June 30, 2025, pursuant to the Agreement and Plan of Merger, dated as of May 8, 2024 (the “Merger Agreement”), by and among the Company, Bingo Holdings I, LLC, a Delaware limited liability company (“Parent”) and an affiliate of Brightstar Capital Partners, and Bingo Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on June 30, 2025.

PLAYAGS, INC.

By:	/s/ Kimo Akiona
Kimo Akiona Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.